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                                                                  Exhibit 23 (a)
                         Independent Auditors' Consent


The Board of Directors
Nexell Therapeutics Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-3106, 333-15693, 333-33910 and 333-40860) on Form S-8 and registration statements (Nos. 333-25469, 333-51440 and 333-78175) on Form S-3 of Nexell
Therapeutics Inc. of our report dated February 9, 2001, relating to the consolidated balance sheets of Nexell Therapeutics Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Nexell Therapeutics Inc.


Orange County, California
March 28, 2001